FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549


                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


             Date of Report:     September 22, 1994



                 SHURGARD STORAGE CENTERS, INC.
     (Exact name of registrant as specified in its charter)


      Delaware               0-23466              91-1603837
(State of Organization)(Commission File Number)(IRS Employer Id entification Number)



                 1201 Third Avenue - Suite 2200
                    Seattle, Washington 98101
            (Address of principal executive offices)



Registrant's telephone number, including area code: 206/624-8100


                     There are no exhibits.

                        There are 3 pages
/page
ITEM 5 - OTHER MATTERS

The following information was released to press on September 6, 1994:

      SHURGARD STORAGE CENTERS, INC. COMPLETES ACQUISITION
         OF TWENTY SELF STORAGE PROPERTIES AND FINALIZES
         $50 MILLION TWO-YEAR REVOLVING CREDIT FACILITY

     SEATTLE, WASHINGTON, SEPTEMBER 6, 1994 . . . Shurgard Storage Centers, Inc. (NASDAQ-NMS:SHUR) ("Shurgard" or the "Company"), today announced that it has completed the acquisition of twenty self storage properties from Colonial Self Storage, an unaffiliated self storage operator based in Raleigh, North Carolina, founded by Norman C. Mason, for an aggregate purchase price of $34 million, of which $30 million was funded through the Company's $50 million credit facility obtained in July 1994.

     Harrell L. Beck, President and Chief Financial Officer of the Company, stated, "This acquisition is consistent with our strategy of acquiring premier properties concentrated in our existing markets and establishes a significant market presence in a high-priority new market that fits well within the existing Shurgard network."

     "We're pleased to have the opportunity to acquire properties from a quality developer and operator like Norm Mason's Colonial Self Storage. Our newly-acquired self storage properties are similar to other Colonial Self Storage properties that we've purchased in the past, all of which have performed in line with our expectations and have been integrated successfully into the Shurgard network."

     As disclosed in the Company's press release dated August 15, 1994, the new properties acquired by the Company were 98% occupied with average rent per square foot of $7.34 as of June 30, 1994. The Company's new properties are located in the Washington D.C. metropolitan area (7 stores, 2,399 units, 252,807 square feet), Raleigh, North Carolina (5 stores, 1,567 units, 195,130 square feet), Richmond, Virginia (3 stores, 926 units, 105,225 square feet), Virginia Beach, Virginia (4 stores, 1,196 units, 147,550 square feet) and Charlottesville, Virginia (1 store, 300 units, 31,600 square feet). In aggregate, these properties represent 6,384 total units and total square footage of 732,312. The average age of the properties is 7.6 years.

Finalizes Two-Year Revolving Credit Facility

     The Company also reported that it has finalized its previously announced commitment with a commercial bank group led by Seafirst Corporation, a subsidiary of BankAmerica Corp., to provide the Company with a $50 million two-year revolving credit facility. The facility will be secured by real estate, will accrue interest at LIBOR plus 200 basis points or prime and a commitment fee of 75 basis points.




                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                         Shurgard Storage Centers, Inc.


September 22,1994          By:HARRELL BECK
Date                       Harrell Beck, President and Treasurer